Exhibit 24

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Angela Selden, Richard W. Sunderland, Jr., and Thomas Beckett, and each of them singly, as the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, to sign for the undersigned, in the undersigned’s name and in the capacity or capacities indicated below, American Public Education, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and any amendments thereto.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date set forth below.

Name	Date	Title

/s/ Angela Selden	March 14, 2023	President, Chief Executive Officer and Director
Angela Selden		(Principal Executive Officer)

/s/ Richard W. Sunderland, Jr.	March 14, 2023	Executive Vice President and
Richard W. Sunderland, Jr., CPA		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Eric C. Andersen	March 14, 2023	Chairperson of the Board of Directors
Eric C. Andersen

/s/ Granetta B. Blevins	March 14, 2023	Director
Granetta B. Blevins

/s/ Jean C. Halle	March 14, 2023	Director
Jean C. Halle

/s/ Dr. Barbara Kurshan	March 14, 2023	Director
Dr. Barbara Kurshan

/s/ Timothy J. Landon	March 14, 2023	Director
Timothy J. Landon

/s/ William G. Robinson, Jr.	March 14, 2023	Director
William G. Robinson, Jr.

/s/ Daniel Pianko	March 14, 2023	Director
Daniel Pianko

/s/ Vincent Stewart	March 14, 2023	Director
LT. General Vincent Stewart